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                                  EXHIBIT 99.1

                                  PRESS RELEASE

            Contact: Rock-Tenn Company
                     David C. Nicholson, Sr. VP & CFO
                     Media Contact: Marty Shaw
                     770-448-2193

                     Sonoco Products Company
                     Allan V. Cecil, VP
                     Corporate Communications/Investor Relations
                     803-383-7524

                     Christine DiSanto/Jim Cappuccio
                     Media Contact: Stan Froelich
                     Morgan-Walke & Associates
                     212-850-5600


                   ROCK-TENN AND SONOCO SIGN LETTER OF INTENT
                              TO FORM JOINT VENTURE


      Atlanta, GA (January 8, 1997) -- Rock-Tenn Company (NYSE: RKT) and Sonoco Products Company (NYSE: SON) announced the signing of a letter of intent to combine their fiber partition businesses into a new joint-venture company. The announcement was made by Jay Shuster, president and chief operating officer of Rock-Tenn, and Harris E. DeLoach, Jr., executive vice president of Sonoco. Solid fiber partitions are a leading form of interior protective packaging and are used to separate and protect glass, plastic and other products during shipping.

      Both companies cited the consolidating glass industry and over-capacity in the market as key reasons for choosing a joint venture strategy. "By pooling our resources, we will improve capacity utilization, provide customers with a very strong, focused supplier and achieve cost and operating synergies," said Shuster and DeLoach in a joint statement.

      Rock-Tenn is contributing its eight fiber partition plants and machine engineering facility in the United States to the joint venture. Sales by these facilities were $100 million for Rock-Tenn's fiscal year ended September 30, 1996. Sonoco is contributing its six fiber partition plants in the U.S. and its fiber partition plant in Mexico to the joint venture. Sales by these facilities were approximately $50 million for Sonoco's fiscal year ended December 31, 1996.

      Under the terms of the agreement, Rock-Tenn will own 65% of the joint venture and Sonoco will own 35%. Management of the venture will be under the direction of a five member managing board, three of whom will be appointed by Rock-Tenn and two of whom will be appointed by Sonoco. Richard E. Steed and Terry Durham, currently managers of the fiber partition divisions of Rock-Tenn and Sonoco, respectively, will be responsible for the day-to-day management of the joint venture, with Steed serving as general manager.

      Consummation of the joint venture is subject to satisfaction of a number of conditions including negotiation and execution of a definitive joint venture agreement, obtaining certain regulatory approvals and the satisfactory completion of due diligence. The two companies said they expect the closing to take place in the first quarter of 1997.

      Rock-Tenn is one of North America's leading manufacturers of packaging, 100% recycled paperboard and laminated paperboard products, with 63 manufacturing and distribution operations throughout the U.S. and Canada.

      Sonoco, founded in 1899, is a $2.7 billion manufacturer of industrial and consumer packaging products headquartered in Hartsville, South Carolina.



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